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During the period ended October 31, 1996, the Funds also adjusted the classification of net investment income and capital gain (loss) to reflect other differences between financial statement amounts and distributions determined in accordance with income tax regulations. Changes in classification during the period ended October 31, 1996 are shown below:

                           Adjustments for the Period Ended October 31, 1996
                           -------------------------------------------------
                           Undistributed Net          Accumulated Net
                           Investment Income          Realized Gain on
                                                      Investments
--------------------------------------------------------------------------------
LifeSpan Balanced Fund     $(49,119)                  $49,119
LifeSpan Growth Fund       $(51,023)                  $51,023

In addition, to properly reflect foreign currency loss in the components of capital, foreign exchange loss determined according to U.S. federal income tax rules has been reclassified from accumulated net realized gain to undistributed net investment income as follows:

             LifeSpan Balanced Fund................$50,483
             LifeSpan Growth Fund..................$60,004